UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2005

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 9, 2005, Entravision Communications Corporation (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Univision Communications Inc. (“Univision”) under which the Company agreed, pursuant to the terms and subject to the conditions in the Letter Agreement, on Univision’s request, to register for sale in an underwritten public offering up to a specified number of shares of the Company’s Class A Common Stock, and concurrently with the consummation of the public offering, to repurchase the same number of shares of the Company’s Class U Common Stock from Univision, for an amount equal to the gross proceeds of the offering minus underwriting discounts and commissions (the “Sale Transaction”). Under the Letter Agreement, Univision agreed to refrain from exercising any right to demand the registration (a “Demand Right”) of the sale of such common stock provided to it under the Investor Rights Agreement between the Company, Univision and the other stockholders named therein (the “Investor Rights Agreement”) until a period of time after giving notice to Entravision of its request to consummate a Sale Transaction. Univision and the Company had previously amended (July 29, 2005) the Investor Rights Agreement to extend Univision’s right to make a demand for such registration.

On September 9, 2005, the Company and Univision also entered into an amendment to the Investor Rights Agreement whereby the Company agreed to provide Univision with (i) one Demand Right which may be exercised on or before March 26, 2006 if at such time Univision beneficially owns 15% or more of the Company’s equity securities, and (ii) one Demand Right which may be exercised on or before March 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: September 14, 2005	By:	/s/ Walter F. Ulloa
Walter F. Ulloa Chairman and Chief Executive Officer